Exhibit 99.1

NEWS RELEASE

Penn Telecom, Inc.

Penn Telecom and Ronco Agree in Principle

Release: Monday, November 21, 2005

Penn Telecom, Inc. and Ronco Communications & Electronics, Inc. Announce an

Agreement in Principle

Cranberry Township, PA (November 21, 2005)

Penn Telecom, Inc., a telecommunications company serving customers located throughout Western Pennsylvania, is pleased to announce the intended sale of its business telecommunications equipment operations, which specialize in the installation and maintenance of Nortel telephone systems, to Ronco Communications & Electronics, Inc., headquartered in Buffalo, New York, to be effective on or about December 31, 2005. Both companies are well known for their vast experience in selling and installing Nortel business telecommunications equipment and providing critical maintenance plans, which strengthen the reliability and performance of the systems they design and market.

Penn Telecom’s President, Frank Macefe, stated, “This is a positive step for both companies. Penn Telecom can now completely focus its capital and personnel resources on developing and expanding our broadband network services, on our local, long distance, Voice over Internet Protocol (VoIP) and other network related services and on growing our fiber optic infrastructure.” Mr. Macefe noted that Penn Telecom has had a long and mutually beneficial business relationship with Ronco, which has served as Penn Telecom’s Nortel stocking distributor. As a result, Ronco’s purchase of Penn Telecom’s business telecommunications equipment operations will provide continuity of excellent service to Penn Telecom’s Nortel customers.

Ronco’s President, Chris Wasp, commented, “We are extremely excited about the addition of Penn Telecom’s business telecommunications equipment operations which will enhance Ronco’s current expansion into the Pittsburgh market.”

About Penn Telecom, Inc.:

Penn Telecom has been bringing innovative telecom products and services to Pittsburgh and the surrounding areas since 1979 and today offers a complete package of services including broadband, local and long distance service, carrier hotel, and VoIP products for business applications. The company’s ever expanding roster of high-profile clients includes the Pittsburgh Penguins and the Pittsburgh Pirates. Penn Telecom is a subsidiary of North Pittsburgh Systems, Inc. (NPSI) based in Gibsonia, PA. NPSI, with total assets of $156 million, operates an integrated high-technology telecommunications business in Western Pennsylvania that provides competitive and local exchange services, long distance, Internet services and other telecommunication technologies through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc., and Pinnatech, Inc. (d/b/a Nauticom). NPSI serves approximately 71,000 access lines in its franchised local exchange territory and over 60,800 access line equivalents in its competitive local exchange carrier edge-out markets.

About Ronco Communications & Electronics, Inc.:

Founded in 1965, Ronco Communications & Electronics, Inc. is a rapidly expanding major supplier of best-of-class communications technologies. Ronco is a privately-held, woman-owned business headquartered in Buffalo, NY, with offices in Rochester, Utica and Albany, NY; Erie, PA, New England, North and South Carolina, and Florida. Ronco’s over 370 employees consist of sales, engineering, installation, and technical supporting services personnel. Ronco’s 2004 sales revenues exceeded $130 million. Ronco maintains Nortel Elite Advantage Partner status across its geographic footprint and also has the distinction of being one of six Nortel authorized stocking distributors nationwide.

For forty years, Ronco has been a leader in providing innovative communication solutions. Its specialties include: converged telephone systems, data networks, LAN/ WAN, Hosted IVR solutions, IP telephony, carrier and network services, dedicated internet access, specialty communications platforms for medical and educational institutions, and customized professional audio and video systems. Ronco is committed to customer satisfaction through the delivery of comprehensive maintenance plans which are designed to optimize the reliability and performance of their communication systems. Ronco provides technical services that range from on-site 24x7 support to remote Technical Assistance Center (TAC) services, which include equipment alarm monitoring, second level technical support, and on-line PBX enterprise reporting with remote data protection.

Ronco’s success is measured by its ever-growing customer base, which considers Ronco a true “partner in their business.”

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For additional information contact:

Jerry Johnston-Public Affairs Manager

Penn Telecom, Inc.

(724) 443-9534

jerryj@nptc.com

or

Dennis Wilk – EVP Sales & Marketing

Ronco Communications & Electronics, Inc.

716-879-8007

marketing@ronco.net